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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP



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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus of Capstead Mortgage Corporation for the sale of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2001, except for Notes 11 and 13 as to which the date is February 16, 2001 and February 20, 2001, respectively, with respect to the consolidated financial statements of Capstead Mortgage Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Dallas, Texas                             /s/ Ernst & Young LLP
November 26, 2001